Exhibit 10.3

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (hereinafter this “Agreement”) is entered into effective as of the Effective Date (as defined below) between Chandra Holt (hereinafter the “Employee”) and Beyond, Inc. (hereinafter the “Company”), collectively, the “Parties.”

RECITALS

WHEREAS, Employee’s employment with the Company terminated effective June 14, 2024 (the “Separation Date”).

WHEREAS, the Company is willing to voluntarily offer Employee the severance benefits provided in this Agreement, subject to the occurrence of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, representations, releases, and obligations contained herein, the sufficiency of which are expressly acknowledged by the Company and by Employee, the Parties hereby agree as follows:

1.    Severance and Covenant Not to Sue. Employee agrees, represents, and warrants that the Company is not required by either law, equity, or any verbal or written agreement to offer any severance amount. Employee agrees and recognizes that Employee’s employment relationship with Company, its subsidiaries, affiliates, and successors permanently and irrevocably ceased as of the Separation Date.

2.    Unconditional Obligations. The Company and Employee acknowledge that Employee was paid her salary through the Separation Date. Regardless of whether she signs this Agreement, she shall be entitled to (a) reimbursement of business expenses through the Separation Date, if any, that shall be submitted and paid in accordance with Company business expense reimbursement policies and (b) to the extent not previously paid to Employee, the reimbursement of Employee’s reasonable attorneys’ fees actually incurred by Employee in the negotiation of her Offer Letter (as defined below) and evidenced by supporting documentation in an aggregate amount not to exceed $10,000 (the “Accrued Obligations”). Employee further acknowledges that she shall receive notice under separate cover concerning her right to continue her insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and that she is solely responsible for electing or declining such coverage and paying the applicable premiums to secure such coverage, except as set forth in paragraph 3(b). On the Separation Date, all of Employee’s outstanding equity awards granted by the Company terminated in accordance with their terms.

3.    Severance. Subject to the occurrence of the Effective Date within the time period set forth in Section 4 and Employee’s continued compliance with the terms of this Agreement and the Confidentiality Agreements (as defined below), the Company will provide Employee with the following payments and benefits:

(a)     a lump sum payment in the total gross amount of $300,000 on the first regularly scheduled payroll date following the Effective Date;

(b)    provided that Employee timely and properly elects continuation coverage under the Company’s group health plan(s) pursuant to COBRA, the Company will pay on Employee’s behalf the full amount of premiums for COBRA continuation coverage under the Company’s health insurance plan, including coverage for the Employee’s eligible dependents, until the earliest of (i) four (4) months following the Separation Date; (ii) the expiration of Employee’s eligibility for continuation coverage under COBRA, or (iii) the date when the Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Separation Date through the earliest of (i) through (iii), the “COBRA Payment Period”); provided, however, that Employee acknowledges and agrees that the election of COBRA continuation coverage shall remain Employee’s sole responsibility; and

(c)    the reimbursement of Employee’s reasonable attorneys’ fees actually incurred by Employee in the negotiation of this Agreement and evidenced by supporting documentation in an aggregate amount not to exceed $10,000, which shall be paid within thirty (30) days following the Effective Date.

Except as set forth in this Section 3, Employee is not owed wages, commissions, bonuses or other compensation, other than the Accrued Obligations. Employee specifically acknowledges that she is not eligible for severance benefits under the Company’s Key Employee Severance Plan as a result of the occurrence of the Separation Date.

4.    Release and Discharge.

(a)    For the good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the foregoing recitals and provisions above, which by this reference are incorporated herein, Employee hereby fully and forever releases and discharges the Company, its subsidiaries and affiliates (together, the “Company Group”), and its and their members, shareholders, officers, directors, agents, employees, assigns, managers, partners, and board members (collectively, the “Releasees”) from any and all claims, demands, actions, causes of action, judgments and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement relating to Employee’s employment or service with the Company Group or termination from any position, including but not limited to the following:

i. Any claim by Employee that the Company Group discriminated against Employee on the basis of race, sex, religion, age, national origin or handicap in violation of any state or federal law, including Title VII of the Civil Rights Act of 1964, as amended, the Family Medical Leave Act, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (the “ADEA”), or similar state or local laws.

ii. Any claim under federal, state, or local law regarding health benefits, retirement benefits or life insurance benefits.

iii. Any claim in tort that the Company Group negligently, intentionally, maliciously, or wantonly caused damage to Employee.

iv. Any claim under federal, state, or local law the Company Group inflicted emotional distress either intentionally or negligently on Employee.

v. Any claim under federal, state, or local law against the Company Group sounding in contract, oral or written, express or implied, or any other agreement or promise.

vi. Any claim that the Company Group owes any sort of compensation, bonus, or money to Employee.

(b)    Notwithstanding anything in this Agreement to the contrary, Employee does not waive any rights Employee may have (i) under COBRA; (ii) to the Accrued Obligations and Employee’s vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived and/or which may arise after the execution of this Agreement; (v) to her rights, if any, to indemnification or advancement from the Company as an officer, whether pursuant to any agreement or by operation of law; and/or (vi) to enforce this Agreement. Employee expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. Employee acknowledges that she may hereafter discover claims or facts in addition to or different than those which she now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and her decision to enter into it. Employee acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.

(c)    Employee acknowledges that this Agreement was presented to her on June 14, 2024, and that Employee was provided twenty-one (21) days’ time following such date in which to consider it (the “Review Period”), and that the Review Period shall expire at 5:00 p.m. Mountain Time on July 5, 2024. Employee further acknowledges that the Company has advised her that she is waiving her rights under the ADEA, and that Employee has the right to and should consult with an attorney of her choice before signing this Agreement, and Employee has had sufficient time to consider the terms of this Agreement. Employee represents and acknowledges that if Employee executes this Agreement before the Review Period has elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d)    Employee understands that after executing this Agreement, Employee shall have a period of seven (7) days from the date immediately following the date of her execution of it in which Employee may revoke this Agreement at Employee’s sole election by notifying the Company in writing (the “Revocation Period”). Employee also understands that any revocation of this Agreement must be made in writing and delivered to the Chief People Officer of the Company via email to rcarpenter@beyond.com within the seven (7) day Revocation Period. In the event Employee does not exercise her right to revoke this Agreement, this Agreement shall become effective on the date immediately following the Revocation Period (the “Effective Date”).

(e)    Employee further understands that Employee will not be given any severance benefits unless she executes this Agreement on or before the expiration of the Review Period at 5:00 p.m. Mountain Time on July 5, 2024, and allows the Revocation Period to lapse without exercising her right of revocation. The Parties agree that any material or immaterial changes to this Agreement shall not extend the deadline for the occurrence of the Effective Date.

(f)    Employee further represents, and warrants that Employee has not filed any suit, claims, or charges with any court or governmental agency, and agrees, represents, and warrants that Employee will not file any suit, claims or charges with any court or governmental agency, in any jurisdiction, relating to or arising out of Employee’s employment with the Company. Employee represents that the Employee has no lawsuits, claims, or actions pending in the Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee's own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Employee confirms that the Employee has no knowledge of any wrongdoing involving improper or false claims against any governmental agency, or any other wrongdoing that involves Employee or any other present or former Company employees, including violations of the applicable laws.

5.    Company Release. Subject to the occurrence of the Effective Date, the Company, on behalf of itself and its subsidiaries, successors in interest and assigns, hereby releases and forever discharges Employee and her heirs, executors, administrators, successors in interest, and assigns, both individually and collectively, from any and all claims, demands, actions, causes of action, judgments and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which the Company may possess against Employee arising from any omissions, acts, facts, or damages that have occurred up until and including the date the Company’s authorized representative executes this Agreement relating to Employee’s employment with the Company; provided, however, that the Company does not waive any claims the Company may have related to (a) the Company’s right to enforce Employee’s obligations under this Agreement, the Confidentiality Agreements (as defined below) or the other agreements referenced herein, (b) any claims arising out of, based upon, or relating to Employee’s breach of fiduciary duty to the Company, willful misconduct or illegal conduct, or (c) claims that cannot be released as a matter of law.

6.    Protection of Proprietary and Confidential Information; Restrictive Covenants.

(a)    Employee hereby acknowledges that during the course of employment, Employee was privy to confidential and/or proprietary scientific, technical, and/or business information (hereinafter “Confidential Information”). Subject to the exceptions set forth in paragraph 5(g), Employee agrees to protect, and not to use or disclose and not to destroy or delete, and immediately return any and all Confidential Information of the Company that is now in the possession, custody, or control of Employee, including any and all documents that exist in electronic form on Employee’s personal computer, as well as any other information stored by any means, including documents stored in any email account maintained or used by Employee or through any other means of physical, magnetic, electronic, virtual, or cloud storage. This information includes, but is not limited to any information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by inspection of tangible objects, including, without limitation, documents, processes, products, prototypes, plans, product plans, research, specifications, software, computer programs, or other copyrightable work, source code, trade secrets, business plans, customer, or client data, customer or client lists, customer or client names, lists of referral sources, price lists, pricing structures, business lists, business data, business techniques, business models, marketing techniques, marketing strategies, marketing plans or concepts, market information, financial data or analyses, financial forecasts or projections, financial formulas, budgets, third party or other contracts, contract amounts, salaries or wages, compensation and fringe benefit programs or packages, severance packages or agreements, internal, external, and/or personnel policies and procedures, company manuals or employee handbooks, training materials or procedures, bulletins, memos, and other materials and information relating to company operations, or any information or material that is designated as “confidential,” “proprietary,” or some similar designation (collectively “Proprietary Information”).

(b)    Employee reaffirms her obligations under that certain Employee Confidentiality, Non-Competition and Non-Solicitation Agreement dated February 19, 2024, and that certain Employment, Confidential Information and Invention Assignment, and Arbitration Agreement dated February 19, 2024 (together, the “Confidentiality Agreements”), including her obligations of confidentiality, assignment of intellectual property, non-competition and non-solicitation within the foregoing, represents and warrants that she has not breached the same, and understands that such obligations continue after termination of employment and execution of this Agreement. The company agrees to modify its standard Non-Competition and Non-Solicitation Agreement to a 4-month period starting the effective date of this severance agreement.

(c)    Employee warrants that Employee has returned all property of the Company. Employee also acknowledges and agrees that Employee is obligated to return any and all of the Company’s proprietary materials. This includes keys, computers, phones, files, and any other tangible items belonging to the Company.

(d)    Employee agrees to make herself reasonably available to, and to reasonably cooperate with the Company in, any internal investigation or administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration solely relating to matters Employee was involved in due to her employment with the Company.

(e)    Employee agrees that Employee will not publicly or privately disparage the Company or the Company’s reputation, products, processes, partners, executives or directors, and agrees not to contact current employees, independent contractors, vendors, brokers, distributors or any other business partners or associates of the Company and speak ill of the Company or the Company’s products, processes, partners, or executives, or to take any action that might damage relationships between the Company and the Company’s current employees, independent contractors, vendors, brokers, distributors or any other business partners or associates of the Company. The Company agrees that it will instruct its current executive officers and members of its board of directors not to publicly or privately disparage Employee or Employee’s reputation. Notwithstanding the foregoing, nothing herein shall restrict Employee or the Company’s executive officers and members of the board of directors from making truthful statements which by law cannot be subject to a nondisparagement covenant.

(f)    Employee also agrees that if there is any substantiated evidence of violation of this paragraph 5, Employee will forfeit the entire severance amount and be subject to pay restitution of any amount already disbursed to Employee.

(g)    Employee acknowledges and agrees that nothing in this Agreement or in any agreement between her and the Company prohibits or limits her (or her attorney) from (x) initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before the Securities and Exchange Commission, the Department of Justice, the U.S. Commodity Futures Trading Commission, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, any regulatory or self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, (y) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful and that she is not required to advise or seek permission from the Company before engaging in any such activity. Employee further acknowledges that, in connection with any such activity, she must inform such authority of the confidential nature of any confidential information that she provides, and that she is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Employee is hereby notified that, pursuant to federal law (the Defend Trade Secrets Act), an individual, shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

7.    Non-Assignment of Rights. Employee warrants that Employee has not assigned or transferred to any third party any right or claim described in the general release given in paragraph 4 above.

8.    No Reliance on Extraneous Information. Employee acknowledges that, in signing this Agreement, Employee is not relying on any information provided to Employee by the Company, nor is Employee relying upon the Company to provide any information.

9.    Modification. No provision of this Agreement shall be amended, waived, or modified except by an instrument in writing signed by the Parties.

10.    Voluntary Execution. Employee hereby represents that Employee has read and understands the contents of this Agreement, that no representations other than those contained herein have been made to induce Employee or to influence Employee to execute this Agreement, but that Employee executes this Agreement knowingly and voluntarily, after having received independent legal counsel of Employee’s own choosing, if Employee so chooses.

11.    Severability. If any provision of this Agreement is found to be illegal or unenforceable, in whole or in part, such provision or part thereof shall be treated as severable, leaving valid the remainder of this Agreement, including the other provisions, which shall remain effective and enforceable to the greatest extent permitted by law.

12.    Integration. This Agreement, together with the Confidentiality Agreements, constitutes the entire understanding and agreement between the Parties with respect to the subject matter herein, and supersedes all prior all previous understandings, agreements, communications, and representations, whether written or oral, between the Parties regarding the subject matter of this Agreement, including that certain offer letter dated February 14, 2024, between Employee and the Company (the “Offer Letter”). No provision of this Agreement may be waived, nor shall any provision of this Agreement be amended or otherwise modified in any manner, except by a writing executed by the Parties hereto. The parties further acknowledge that they are not relying on any information or representations other than those recited in this Agreement.

13.    Headings. The paragraph headings used herein are for convenience and shall not be deemed to modify or construe the provisions hereof.

14.    Rights of Non-Parties. All persons or entities against whom claims are released or waived by this Agreement are either party to or intended beneficiaries of this Agreement and shall have the same right and ability to enforce the release or waiver provided by this Agreement as though a party and signatory hereto.

15.    Governing Law. This Agreement has been entered into in the State of Texas and shall be governed by the laws of the State of Texas, without regard to conflicts of law provisions or rules.

16.    Section 409A. The Parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Employee’s employment are intended to mean Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. To the extent that any reimbursements under this Agreement are subject to Code Section 409A, any such reimbursements payable to the Employee shall be paid to the Employee no later than December 31 of the year following the year in which the expense was incurred; provided that the Employee submits the Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

17.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or this Agreement shall be settled by final and binding arbitration in Dallas County, Texas, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com. If the Parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Employee and the Company agree that, to the extent permitted by law or as required by Section 18, the arbitrator shall award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne equally by each side in the arbitration. This Section 17 is intended to be the exclusive method for resolving any and all claims by the Parties against each other for payment of damages under this Agreement or relating to Employee’s employment; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar state agency in any applicable jurisdiction; provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Employee and the Company expressly waive all rights to a jury trial in court for any statutory or common law claims subject to arbitration as set forth herein. Employee further waives Employee’s right to pursue claims against the Company on a class or collective basis. Except as expressly provided in this Section 17, Employee and the Company agree that the arbitrator shall have the power and authority to interpret this Agreement and to determine whether a certain dispute or claim is subject to arbitration under this Agreement. Pursuant to The Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, however, the Parties agree that only a court shall determine whether a claim relates to a “sexual assault dispute” or a “sexual harassment dispute” (as those terms are defined in the statute) and is therefore not subject to arbitration. Except in the case of claims that may relate to a “sexual harassment dispute” or “sexual assault dispute,” the power and authority to determine arbitrability is hereby expressly delegated to the appointed arbitrator and not to any judge or court to the fullest extent allowed by law. The Parties agree that any arbitration pursuant to this Section 17 is to remain confidential, except for any proceeding to confirm or vacate an arbitration award.

18.    Attorney Fees. In any action to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, in each case as determined by the court, in addition to its court costs, to such reasonable attorneys’ fees, expert witness fees, and legal expenses, in addition to any other relief to which such party may be entitled and as may be fixed by the court.

19.    Binding Against Heirs. This Agreement, including the terms and provisions thereof, shall bind and benefit the Parties; their officers, agents, and employees; any parent, subsidiary, or affiliated companies thereof; any individuals signatory hereto and their heirs and executors; and any authorized successors, legal representatives, and permitted assigns of any of the foregoing.

20.    Non-Waiver. No failure to exercise or enforce or delay in exercising or enforcing, or partial exercise or enforcement of, any right, obligation or commitment under this Agreement shall constitute a waiver thereof, nor shall it preclude any other or further exercise or enforcement of any right, obligation or commitment under this Agreement.

21.    No Admission of Liability. The Parties hereto acknowledge and agree that this Agreement does not constitute an admission of liability by any party and that each party denies liability to any other party.

22.    Signature by Counterparts. This Agreement may be executed in one or more counterpart(s), each of which is deemed an original, all of which together constitute one and the same agreement and shall be valid and enforceable as an original as though all original signatures had been obtained on the same signature page of this Agreement.

23.    Withholding. Employee acknowledges that all payments to her pursuant to this Agreement shall be subject to all applicable taxes and withholdings and reported on a Form W-2.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Agreement as of the date first written above.

	EMPLOYEE		BEYOND, INC.

By:

Print Name:	Chandra Holt	Print Name:

Date:		Title:

Date:

EXHIBIT A

CONFIDENTIALITY AGREEMENTS

[Attached]